EXHIBIT 99.21
--------------


CONTACT:
Mr. Richard Redett
(650) 529-0730



                  CLARIFICATION REGARDING FOCUS SURGERY, INC.

MENLO PARK, CALIFORNIA, NOVEMBER 13, 1997 -- Focus Surgery, Inc. (OTC symbol: FCUS), a company which is currently using the corporate name Menlo Acquisition Corporation ("Menlo") announced today that a recent announcement by Focus Surgery, Inc., a privately-held company located in Indianapolis, Indiana ("Focus") regarding purported FDA approval of Focus' commencement of clinical trials has no bearing upon and is unrelated to the business of Menlo.

Menlo has no operations, is not conducting clinical trials or developing or marketing products or services and is not conducting business of any kind.
On February 9, 1996, Menlo filed for protection under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy Court, Northern District of California, Oakland division and sold substantially all of its assets, including the right to use its name "Focus Surgery, Inc." to Takai Hospital Supply Company, Ltd. Menlo is currently reviewing the claims of its various creditors. It is unclear at this time whether there will be any funds available for distribution to shareholders. Once this information has been determined, the Company expects to file a Plan of Reorganization with the bankruptcy court.

Investors are cautioned not to construe developments concerning Focus as having any bearing upon the business, finances and results of operations of Menlo. For more information contact Richard Redett at (650) 529-0730.

                                     ####